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As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRICELINE.COM INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1528493 (I.R.S. Employer Identification Number)

800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

PETER J. MILLONES, ESQ.
Executive Vice President, General Counsel
800 Connecticut Avenue
Norwalk, Connecticut 06854
(203) 299-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Daniel Dunson, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

0.50% Convertible Senior Notes due 2011	$172,500,000	100%	$172,500,000	$18,457.50

0.75% Convertible Senior Notes due 2013	$172,500,000	100%	$172,500,000	$18,457.50

Common Stock, par value $0.008 per share	(2)	(3)	(3)	(3)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Includes such indeterminate number of shares of common stock as shall be issuable upon conversion of the notes being registered hereunder. Each note may be converted into common stock, initially at the conversion price of $40.38 (equal to a conversion rate of 24.7647 shares of common stock per $1,000 principal amount of notes), subject to adjustments. The initial number of shares of common stock issuable upon conversion of the notes is 8,543,821. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall also include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event or adjustment in the number of shares.

(3)
No additional registration fee is required pursuant to Rule 457(i) of the Securities Act.

PROSPECTUS

$345,000,000

priceline.com Incorporated

0.50% Convertible Senior Notes due 2011,
0.75% Convertible Senior Notes due 2013
and
Shares of Common Stock Issuable Upon Conversion of the Notes

           This prospectus covers resales from time to time by selling securityholders of our 0.50% Convertible Senior Notes due 2011 (the "2011 notes") and 0.75% Convertible Senior Notes due 2013 (the "2013 notes" and together with the 2011 notes, the "notes") and shares of our common stock issuable upon conversion of the notes. The notes were originally issued by us to Goldman, Sachs & Co. and Merrill Lynch & Co., whom we refer to as the initial purchasers, in September 2006 and pursuant to the exercise of an overallotment option in October 2006, in transactions exempt from the registration requirements of the Securities Act.

           The 2011 notes will mature on September 30, 2011. The 2013 notes will mature on September 30, 2013. Holders may convert (i) the 2011 notes into cash and shares of priceline.com's common stock at any time before the close of business on the scheduled trading day immediately preceding June 30, 2011 and (ii) the 2013 notes into cash and shares of priceline.com's stock at any time before the close of business on the scheduled trading day immediately preceding June 30, 2013, only under the following circumstances: (1) the price of our common stock issuable upon conversion of a note reaches a specified threshold, (2) specified corporate transactions occur or (3) the trading price of the notes falls below certain thresholds. On and after June 30, 2011, with respect to the 2011 notes, and on and after June 30, 2013, with respect to the 2013 notes, the notes may be converted at any time regardless of any conditions. If holders elect to convert their notes at any time on or after the 30th scheduled trading date prior to the effective date of a fundamental change, upon conversion they may be entitled to receive additional shares. The initial conversion rate is 24.7647 shares per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $40.38 per share.

           Priceline.com pays interest on the 2011 notes at a rate of 0.50% per year from September 27, 2006, or from the most recent date to which interest has been paid or duly provided for. Priceline.com pays interest on the 2013 notes at a rate of 0.75% per year from September 27, 2006, or from the most recent date to which interest has been paid or duly provided for. Interest on the notes will be payable semiannually in arrears on March 30 and September 30 of each year, beginning March 30, 2007. The notes rank equally in right of payment with all of priceline.com's existing and future senior unsecured debt and are effectively subordinated to all liabilities of priceline.com's subsidiaries. As of November 22, 2006, the aggregate amount of liabilities of priceline.com's consolidated subsidiaries was approximately $91 million excluding intercompany obligations.

           Holders have the option, subject to certain conditions, to require us to repurchase any of their notes upon a designated event as described in this prospectus, at prices equal to 100% of the principal amount of the notes plus accrued interest and special interest owed, if any, to the date of purchase.

           Priceline.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

           Our common stock is traded on the Nasdaq Global Market under the symbol "PCLN." On December 20, 2006, the last reported sale price of our common stock was $42.86 per share.

           The notes and common stock into which the notes are convertible may be offered and sold from time to time by the selling securityholders identified in this prospectus. The selling securityholders may sell the securities directly or through underwriters, broker-dealers or agents and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determine at the time of sale or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The selling securityholders will receive all of the net proceeds from the sale of the securities.

           See "Risk Factors" on page 8, as well as risk factors incorporated by reference in this prospectus, to read about the risks involved in investing in the notes and our common stock issuable upon conversion of the notes.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated December 22, 2006.

          You should rely only on the information set forth or incorporated by reference in this prospectus or any supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

ABOUT THIS PROSPECTUS

          This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. Under this shelf process, the selling securityholders from time to time may offer and sell in one or more offerings of the securities described in this prospectus. We will not receive any proceeds from the resale by any selling securityholder of the offered securities described in this prospectus.

          This prospectus describes the notes and our capital stock. We may provide a prospectus supplement containing specific information about the terms of a particular offering by a selling securityholder. The prospectus supplement may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

          The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information".

FORWARD-LOOKING STATEMENTS

          Some of the statements in this prospectus, any prospectus supplement and other documents filed with the SEC may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the expectations of our management and are not guarantees of future performance. The future financial condition and results of operations of priceline.com, as well as any forward-looking statements, are subject to inherent risks, uncertainties and assumptions that are difficult to predict or over which we have no control; therefore, actual results may differ materially from those expressed, implied or forecasted in any forward-looking statements.

          Expressions of future goals, expectations and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption "Special Note Regarding Forward Looking Statements" in Item 1 of our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated into this prospectus by reference. The following factors, among others, could cause our actual results to differ materially from those described in the forward-looking statements: adverse changes in general market conditions for leisure and other travel services as the result of, among other things, terrorist attacks, natural disasters, or the outbreak of an epidemic or pandemic disease; adverse changes in our relationships with airlines and other product and service providers which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com's retail or "opaque" services, or both); the loss or reduction of global distribution fees; the bankruptcy or insolvency of another major domestic airline; the effects of increased competition; systems-related failures and/or security breaches, including without limitation, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company's obligations in the event of such a breach; difficulties integrating recent acquisitions, such as Active Hotels Ltd. and Bookings B.V., including, ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses; a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its third party distribution partners; legal and regulatory risks; and the ability to attract and retain qualified personnel. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, you should carefully review the reports and documents we file or furnish from time to time with the SEC, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. For information about how to obtain a copy of these reports or other documents that we file with the SEC, see "Where You Can Find More Information."

SUMMARY

          The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, incorporated by reference in this prospectus. Unless the context otherwise requires, the terms "priceline.com," "we," "us" and "our" refer to priceline.com Incorporated, a Delaware corporation, and its consolidated subsidiaries.

priceline.com Incorporated

          We are a leading online travel company that offers our customers a broad range of travel services, including airline tickets, hotel rooms, car rentals, vacation packages and cruises. We offer our customers a unique choice: the ability to purchase travel services in a traditional, price-disclosed manner or the opportunity to use our unique Name Your Own Price® service, which allows our customers to make offers for travel services at discounted prices. At present, we derive substantially all of our revenues from the following sources:

  •
  Transaction revenues from our Name Your Own Price® airline ticket, hotel room and rental cars services as well as our vacation packages service;

  •
  Commissions earned from the sale of price-disclosed hotel rooms, rental cars, cruises and other travel services;

  •
  Customer processing fees charged in connection with the sale of both Name Your Own Price® and price-disclosed airline tickets, hotel rooms and rental cars services;

  •
  Global distribution system ("GDS") reservation booking fees related to both our Name Your Own Price® airline ticket, hotel room and rental car services, and price-disclosed airline tickets and rental car services;

  •
  Transaction revenue from our price-disclosed hotel room service; and

  •
  Other revenues derived primarily from selling advertising on our websites.

Corporate Information

          Priceline.com was formed as a Delaware limited liability company in 1997 and was converted into a Delaware corporation in July 1998. Our common stock is listed on the Nasdaq Global Market under the symbol "PCLN." Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our telephone number is (203) 299-8000.

The Notes

Issuer	priceline.com Incorporated
Maturity dates	The 2011 notes will mature on September 30, 2011.
The 2013 notes will mature on September 30, 2013.
Interest and interest payment dates
Interest on the 2011 notes is 0.50% per year and is payable on March 30 and September 30 of each year, beginning March 30, 2007. Interest on the 2013 notes is 0.75% per year and is payable on March 30 and September 30 of each year, beginning March 30, 2007.
Conversion
At any time before the close of business on the scheduled trading day immediately preceding June 30, 2011, with respect to the 2011 notes, and at any time before the close of business on the scheduled trading day immediately preceding June 30, 2013, with respect to the 2013 notes, holders will have the right, at their option, to convert their notes, in whole or in part, into cash and shares of our common stock prior to maturity, subject to adjustments described herein, at a rate of 24.7647 shares of common stock per $1,000 principal amount of notes (which is equivalent to a conversion price of approximately $40.38 per share) only under the following circumstances:
•
the closing sale price of our common stock for at least 5 consecutive trading days is less than 98% of the product of the last reported sale price of our common stock and the then current conversion price for such series of notes for such date;
•
as to any calendar quarter after the calendar quarter ending December 31, 2006, the closing sale price of our common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 120% of the applicable conversion price in effect for such series of notes on the last trading day of the immediately preceding quarter;
•
if we distributed to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the record date of the distribution, shares of our common stock at less than the last reported sale price of our common stock on the day preceding the declaration of such distribution;

•
if we distribute to all or substantially all holders of our common stock, cash, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration of such distribution; or
•
if we are a party to any transaction or event that constitutes (i) a "designated event" or (ii) a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a designated event. If the transaction constitutes a "fundamental change," you may be entitled to receive extra shares upon conversion as described under "Description of the Notes—Adjustment to Shares Delivered upon Conversion upon Fundamental Change."

On and after June 30, 2011, with respect to the 2011 notes, and on and after June 30, 2013, with respect to the 2013 notes, the notes may be converted at any time regardless of any conditions. The conversion rate is subject to adjustment upon certain events. See "Description of Notes — Conversion of Notes."
Ranking	The notes:
	•	are our senior unsecured obligations;
•
rank equally in right of payment with all of our existing and future senior unsecured debt (including, but not limited to, our existing 1.00% Convertible Senior Notes due August 1, 2010, our existing 2006 1.00% Convertible Senior Notes due August 1, 2010 and our existing 2006 2.25% Convertible Senior Notes due January 25, 2025); and
	•	rank senior to all of our existing and future debt that expressly provides that it is subordinated to the notes.

The notes are effectively subordinated in right of payment to our existing and future secured debt, to the extent of such security, and all existing and future debt and other liabilities of our subsidiaries. As of November 22, 2006, the aggregate amount of liabilities of our consolidated subsidiaries, excluding intercompany liabilities, was approximately $91 million. The indenture under which the notes will be issued will not restrict the incurrence of debt by us or any of our subsidiaries.

Global notes; book-entry system
The notes are in fully registered form in minimum denominations of $1,000. The notes are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of Notes — Global Notes, Book-Entry Form."
Optional redemption by priceline.com	The notes may not be redeemed prior to maturity.
Repurchase at the option of the holders upon a designated event
Upon a "designated event," as that term is defined in "Description of Notes — Designated Event Permits Holders to Require Us to Repurchase Notes," holders have the right, subject to conditions and restrictions, to require us to repurchase some or all of the notes at a price equal to 100% of the principal amount plus accrued and unpaid interest and special interest owed, if any, to the repurchase date. The repurchase price is payable in cash.
Events of default	The following will be events of default under the indenture for the notes:
	•	we fail to pay principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;
	•	we fail to pay interest on any note when due and payable and such failure continues for 30 days;
	•	we fail to comply with our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder's conversion right;
	•	we fail to comply with our obligations under "Description of Notes — Consolidation, Merger and Sale of Assets;"
	•	we fail to issue a designated event notice when due;

•
we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;
•
we or any majority owned subsidiary fail in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $30 million in the aggregate of us and/or any subsidiary, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; and
	•	events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries, as specified in the indenture.
Listing of common stock	Our common stock is quoted on the Nasdaq Global Market under the symbol "PCLN."

RISK FACTORS

          The following risk factors and other information included in this prospectus should be carefully considered. For additional risk factors which should be carefully considered, see "Risk Factors" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2005 and Item 2 in Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The risks and uncertainties described below and in our Form 10-K and Form 10-Q are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to the Notes

          The notes will be effectively junior to all secured indebtedness.

          The notes are our senior unsecured obligations and rank equally with all our other senior unsecured indebtedness. However, the notes are effectively subordinated to any secured debt we incur to the extent of the value of the assets securing such debt. As of December 20, 2006, we have no secured indebtedness outstanding. The indenture governing the notes permits us to incur a significant amount of secured indebtedness, and the notes are effectively junior to this secured indebtedness. In addition, holders of our preferred stock have and will have claims relating to our assets that are and will be senior to our common stock. As of November 22, 2006, we had 13,470 shares of outstanding preferred stock with an aggregate liquidation preference of approximately $13.5 million ranking senior to our common stock. In addition, our preferred stock is mandatorily redeemable on February 6, 2007.

          In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing circumstances, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of secured indebtedness.

          We may incur additional indebtedness ranking equal to the notes.

          The indenture governing the notes does not contain any financial or operating covenants that would prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, pledging assets to secure such indebtedness and liabilities, paying dividends, or issuing securities or repurchasing securities issued by us or any of our subsidiaries. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we may incur additional indebtedness in the future.

          If we incur additional indebtedness that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

          The convertible note hedge may affect the value of the notes and our common stock

          We have entered into privately-negotiated convertible note hedge transactions with one or more of the initial purchasers or their affiliates, which are expected to reduce the potential dilution to our common stock upon any conversion of the notes. In connection with hedging these transactions, our counterparties or their affiliates may enter into various over-the-counter derivative transactions with respect to our common stock and may purchase our common stock in secondary market transactions. These activities could have the effect of increasing or preventing a decline in the price of our common stock. Our counterparties or their affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities or other instruments they may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock (including during any period used to determine the amount of consideration deliverable upon conversion of the notes) and the value of the notes and, as a result, the conversion value holders will receive upon the conversion of the notes and, under certain circumstances, their ability to convert notes.

          The notes will be structurally subordinated to the indebtedness of our subsidiaries.

          The notes are a general unsecured obligation of priceline.com. A portion of our assets consist of direct and indirect ownership interests in, and our business is conducted through, our subsidiaries. As a consequence, any of our indebtedness, including the notes, is structurally subordinated to the indebtedness of our subsidiaries. In addition, our right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent we are recognized as a creditor of that subsidiary. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise. At November 22, 2006, the aggregate indebtedness of our consolidated subsidiaries, excluding intercompany obligations, was approximately $91 million. Accordingly, the notes are effectively subordinated to existing and future liabilities of our subsidiaries and liabilities of any future subsidiaries.

          We may be unable to repay or repurchase the notes.

          If we experience a designated event, as defined in "Description of Notes — Designated Event Permits Holders to Require Us to Repurchase Notes," holders may require us to repurchase all or a portion of their notes. However, it is possible that we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the notes. If the maturity date or designated event occurs at a time when our other arrangements prohibit us from repaying or repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repurchase any tendered notes or repay the notes due upon maturity would constitute an event of default under the indenture.

          The price of our common stock and therefore the price of the notes may fluctuate significantly, which may result in losses for investors.

          The market price of our common stock is highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

  •
  quarterly variations in our operating results;

  •
  operating results that vary from the expectations of securities analysts and investors;

  •
  changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

  •
  changes in our capital structure;

  •
  changes in market valuations of other Internet or online service companies;

  •
  announcements of technological innovations or new services by us or our competitors;

  •
  announcements by us or our competitors of significant contracts, acquisitions, strategic    partnerships, joint ventures or capital commitments;

  •
  loss of a major supplier participant, such as an airline or hotel chain;

  •
  changes in the status of our intellectual property rights;

  •
  lack of success in the expansion of our business model geographically;

  •
  announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

  •
  additions or departures of key personnel; and

  •
  stock market price and volume fluctuations.

          Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that exists for our shares, such sales could cause the market price of our common stock to decline significantly. In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

          The trading prices of Internet company stocks in general, including ours, have experienced extreme price and volume fluctuations. To the extent that the public's perception of the prospects of Internet or e-commerce companies is negative, our stock price could decline further, regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. Negative market conditions could adversely affect our ability to raise additional capital.

          We are defendants in a number of securities class action litigations. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. To the extent our stock price declines or is volatile, we may in the future be the target of additional litigation. This additional litigation could result in substantial costs and divert management's attention and resources.

          Additional shares awarded in connection with a fundamental change may not adequately compensate you for the lost option time value of the notes.

          If a fundamental change occurs, holders may be entitled to additional shares in respect of notes converted in connection with the fundamental change. The amount of the make-whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the transaction constituting the fundamental change, as described below under "Description of Notes — Conversion Rights —

Adjustment of Shares Delivered upon Conversion upon Fundamental Change." Although the make-whole premium is designed to compensate holders for the lost option time value of notes as a result of a fundamental change, the amount of the additional shares is only an approximation of the lost value and may not adequately compensate holders for such loss. In addition, if at least 90% of the consideration paid for our common stock in such fundamental change consists of shares traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market and as a result of such transaction, the shares become convertible into such shares of such common stock, no additional share entitlement will arise.

          An active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of holders' notes.

          The notes are not listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

          The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

          Provisions of our charter documents may have anti-takeover effects that could prevent a change in control.

          Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock — Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

          The notes do not restrict our ability to take actions that could negatively impact holders of the notes.

          The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a designated event involving priceline.com except to the extent described under "Description of Notes — Repurchase at Option of Holders Upon a Designated Event." Our ability to take a number of actions that are not limited by the terms of the notes could diminish our ability to make payments on the notes when due.

          Future sales of our common stock in the public market could lower our stock price.

          Sales of a substantial number of shares of common stock in the public market by our current stockholders, or the perception that substantial sales may occur, could cause the market price of our common stock to decrease significantly or make it difficult for us to raise additional capital by selling stock.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the notes or the shares of common stock which may be sold pursuant to this prospectus for the respective accounts of selling securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling securityholders. See "Selling Securityholders" and "Plan of Distribution."

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

          For information on our ratio of earnings to fixed charges and preferred stock dividends, see our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are incorporated by reference into this prospectus as described under "Where You Can Find More Information."

DESCRIPTION OF NOTES

          We issued $345.0 million in aggregate principal amount of notes, of which $172.5 million are our 0.50% convertible senior notes due 2011 (the "2011 notes") and $172.5 million are our 0.75% convertible senior notes due 2013 (the "2013 notes"). Unless the context otherwise requires, references herein to the "notes" include the 2011 notes and the 2013 notes. We issued each series of notes under an indenture dated as of September 27, 2006 between us and American Stock Transfer & Trust Company, as trustee. However, the 2011 notes and the 2013 notes are each a separate series of notes under the indenture for purposes of, among other things, payments of principal and interest, rescinding certain Events of Default and consenting to certain amendments to the indenture and the notes. We also entered into a registration rights agreement dated as of September 27, 2006 with the initial purchasers of the notes. The terms of the notes include those expressly set forth in the indenture, the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

          The following description is a summary of material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, and the indenture, including the definitions of terms used in the indenture. We urge you to carefully read the entire indenture because it, and not this description, defines your rights as a holder of notes. You may request a copy of the indenture from us. A copy of the indenture will be available as described under the heading "Where You Can Find More Information" in this prospectus.

          For purposes of this description, references to the "Company," "we," "our" and "us" refer only to priceline.com Incorporated and not to its subsidiaries.

General

          Each series of notes is:

  •
  our general unsecured obligations;

  •
  equal in right of payment with any other senior unsecured indebtedness of ours, including our outstanding 1.00% convertible senior notes due 2010, our outstanding 2006 1.00% convertible senior notes due 2010 and our outstanding 2006 2.25% convertible senior notes due 2025;

  •
  senior in right of payment to any indebtedness that is contractually subordinated to the notes;

  •
  structurally subordinated to the claims of our subsidiaries' creditors, including trade creditors;

  •
  effectively subordinated to any secured indebtedness to the extent of the value of the collateral securing such indebtedness;

  •
  issued in registered form without interest coupons, in denominations of $1,000; and

  •
  represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

          The 2011 notes will mature on September 30, 2011, unless earlier converted or repurchased, and the 2013 notes will mature on September 30, 2013, unless earlier converted or repurchased.

          The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. Our subsidiaries will not guarantee any of our obligations under the notes. Some of our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. The notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of the subsidiary. As of November 22, 2006, our subsidiaries had $91 million of indebtedness outstanding to which the notes would be effectively subordinate. See "Risk Factors — The notes are effectively subordinated to the liabilities of our subsidiaries."

          The notes are convertible as described below under "— Conversion Rights."

          The notes were issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We use the term "note" in this prospectus to refer to each $1,000 principal amount of notes.

          We issued $172.5 million in aggregate principal amount of our 2011 notes. We issued $172.5 million in aggregate principal amount of 2013 notes. We may, without the consent of the holders, issue additional 2011 notes and 2013 notes under the indenture in the future with the same terms and with the same CUSIP number as the applicable series of notes described herein in an unlimited aggregate principal amount, so long as the additional notes are fungible with the applicable series of notes described herein for U.S. federal income tax purposes. We may also from time to time repurchase the notes in tender offers, open market purchases or negotiated transactions without prior notice to holders.

          The registered holder of a note will be treated as the owner of it for all purposes.

          Other than restrictions described under "— Designated Event Permits Holders to Require Us to Repurchase Notes" and "— Consolidation, Merger and Sale of Assets" below, and except for the provisions set forth under "— Conversion Rights — Conversion Rate Adjustments — Adjustment to Shares Delivered upon Conversion upon Fundamental Change," the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect holders. See "Risk Factors."

Payments on the Notes; Paying Agent and Registrar

          We will pay the principal of certificated notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office of the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $1.0 million or less, by check mailed to the holders of those notes and (ii) to holders having an aggregate principal amount of more than $1.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

          We will pay the principal of, and interest on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The

Depository Trust Company or its nominee, as the case may be, as the registered holder of such global notes.

Transfer and Exchange

          A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected or surrendered for conversion.

Interest

          The 2011 notes bear interest at a rate of 0.50% per year from September 27, 2006, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 30 and September 30 of each year, beginning March 30, 2007.

          The 2013 notes bear interest at a rate of 0.75% per year from September 27, 2006, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 30 and September 30 of each year, beginning March 30, 2007.

          Interest will be paid to the person in whose name a note is registered at the close of business on March 15 or September 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months.

          No sinking fund is provided for the notes.

Conversion Rights

  General

          Upon the occurrence of any of the conditions described under the headings "— Conversion Upon Satisfaction of Trading Price Condition," "— Conversion Based on Common Stock Price" and "— Conversion upon Specified Corporate Transactions," holders may convert each of their notes initially at an initial conversion rate of 24.7647 shares of common stock per $1,000 in principal amount of notes, which is equivalent to a conversion price of approximately $40.38 per share of common stock, at any time prior to the close of business on the scheduled trading day immediately preceding June 30, 2011, in the case of the 2011 notes, and June 30, 2013 in the case of the 2013 notes. In the case of the 2011 notes, on and after June 30, 2011, holders may convert each of their notes at the conversion rate regardless of the conditions described under the headings "— Conversion Upon Satisfaction of Trading Price Condition," "— Conversion Based on Common Stock Price" and "— Conversion upon Specified Corporate Transactions" until the close of business on the scheduled trading day immediately preceding the maturity date of September 30, 2011. In the case of the 2013 notes, on and after June 30, 2013, holders may convert each of their notes at the conversion rate regardless of the conditions described under the headings "— Conversion Upon Satisfaction of Trading Price Condition," "— Conversion Based on Common Stock Price" and "— Conversion upon Specified Corporate Transactions" until the close of business on the scheduled trading day immediately preceding the maturity date of September 30, 2013.

          The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively,

and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

          Upon conversion, holders will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under "— Payment upon Conversion" will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

          Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; except that no such payment need be made:

  •
  if we have specified a designated event repurchase date (as defined below) that is after a record date and on or prior to the corresponding interest payment date;

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or

  •
  in respect of any conversions that occur after the record date immediately preceding the maturity dates.

          Upon conversion of notes, we will pay an amount in cash equal to the lesser of (i) the principal amount and (ii) the principal portion of the conversion value of the notes converted. If the conversion value exceeds the principal amount of the notes converted on any trading day during the specified 20-trading day period following conversion, we will also deliver, at our election, cash or shares of our common stock or a combination of cash and shares of our common stock in an amount equal to the excess of the conversion value over the principal amount of the notes converted. See "— Payment upon Conversion." While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash upon conversion, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See "Risk Factors — Risks Related to this Offering."

          In no event will the number of shares issuable upon conversion per $1,000 principal amount of notes exceed 23.3024, except as a result of adjustment upon certain events, and we will not be required to make any additional cash payment in lieu of delivering shares in excess of that number. See "—Payment upon Conversion."

          If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

  Conversion upon Satisfaction of Trading Price Condition

          Prior to June 30, 2011, in the case of the 2011 notes, or prior to June 30, 2013, in the case of the 2013 notes, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the "measurement period") in which the "trading price" per $1,000 principal amount of the applicable series of notes for each day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate for such series of notes for such date, subject to compliance with the procedures and conditions described below concerning the trustee's obligation to make a trading price determination.

          The "trading price" of a series of notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million in principal amount of such series of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include the initial purchaser; but if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the trustee, that one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2.0 million in principal amount for such series of notes from a nationally recognized securities dealer, then that series of notes will not be deemed to be convertible pursuant to the trading price conversion trigger. Any such determination will be conclusive absent manifest error.

          In connection with any conversion upon satisfaction of the above trading price condition, the trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 in principal amount of the applicable series of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate for such series of notes. At such time, we shall instruct the trustee to determine the trading price of the applicable series of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 in principal amount of applicable series of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such series of notes.

          If the trading price condition has been met, we will so notify the holders of the applicable series of notes. If, at any point after the trading price condition has been met, the trading price per $1,000 in principal amount of applicable series of notes is greater than 98% of the product of the last reported sale price of our common stock and the conversion rate for such series of notes for such date, we shall so notify the holders of the applicable series of notes.

          The "last reported sale price" of our common stock on any date means the closing sale price per share, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on that date as reported by the Nasdaq Global Market, or if our common stock is not then quoted on the Nasdaq Global Market, as reported by the principal U.S. securities exchange or automated quotation service on which our common stock is traded or quoted. If our common stock is not reported by the Nasdaq Global Market or listed on a United States national or regional securities exchange or automated quotation service on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the initial purchasers, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

          "Trading day" means a day during which trading in securities generally occurs on the Nasdaq Global Market or, if our common stock is not then quoted on the Nasdaq Global Market, on another national or regional securities exchange on which our common stock is then listed or quoted or, if our common stock is not quoted on the Nasdaq Global Market or listed on a national or regional securities exchange or automated quotation service, on the principal other market on which our common stock is then traded or quoted.

  Conversion Based on Common Stock Price

          Prior to June 30, 2011, in the case of the 2011 notes, or prior to June 30, 2013, in the case of the 2013 notes, a holder may surrender notes for conversion during any calendar quarter after the calendar quarter ending December 31, 2006 if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect for such series of notes on the last trading day of the immediately preceding calendar quarter.

  Conversion upon Specified Corporate Transactions

          If we elect to:

  •
  distribute to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the record date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

  •
  distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer. You may not exercise this right if you are permitted to participate in the distribution on an as-converted basis without having to convert your notes.

          In addition, if we are party to any transaction or event that constitutes a "designated event" (as defined below), a holder may surrender notes for conversion at any time from and after the 30th scheduled trading day prior to the anticipated effective date of such designated event until the "designated event repurchase date" (as defined below) corresponding to such designated event, and if such designated event constitutes a fundamental change, may be entitled to receive extra shares upon conversion as described below under "— Adjustment to Shares Delivered upon Conversion upon Fundamental Change."

          Holders will also have the right to convert their notes if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a designated event. In such event, holders will have the right to convert their notes at any time beginning 15 calendar days prior to the date that is the actual effective date of such transaction and ending on the 15th calendar day following the effective date of such transition. We will notify holders at least 20 calendar days prior to the anticipated effective date of such transaction. If the transaction also constitutes a "designated event," in lieu of the conversion right described in this paragraph, you will have the conversion right described in the preceding paragraph and holders have the right to require us to repurchase their notes as set forth below under "— Designated Event Permits Holders to Require Us to Repurchase Notes."

  Conversion Procedures

          If holder has a beneficial interest in a global note, to convert they must comply with DTC's procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which they are not entitled and, if required, pay all taxes or duties, if any.

          If a holder has a certificated note, to convert they must:

  •
  complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

  •
  deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date to which they are not entitled.

          The date holders comply with these requirements is the "conversion date" under the indenture.

          If a holder has already delivered a repurchase notice as described under "— Designated Event Permits Holders to Require Us to Repurchase Notes" with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Payment upon Conversion

          Upon conversion of notes, we will pay an amount in cash equal to the lesser of (i) the principal amount and (ii) the daily conversion value (as defined below) of the notes converted, all calculated as described below with the principal amount of the note on each trading day during the observation period (as defined below) being equal to 1/20th of the aggregate principal amount of the converted notes. If the daily conversion value exceeds the principal amount of the converted notes on any trading day during the observation period, in addition to paying the principal amount on the converted notes for such trading day we will also deliver, at our election, cash or shares of our common stock or a combination of cash and shares of our common stock in an amount equal to the excess of the daily conversion value over the principal amount of the converted notes for such trading day, all calculated as described below. We will settle each $1,000 in principal amount of notes being converted by delivering, on the third trading day immediately following the last day of the related observation period, cash and shares of our common stock equal to the sum of the daily settlement amounts (as defined below) for each of the 20 trading days during the related observation period.

          The "observation period" with respect to any note means the 20 consecutive trading-day period beginning on and including the second trading day after you validly deliver your conversion notice to the conversion agent or, if we elect to pay cash to holders of notes in lieu of all or a portion of the deliverable shares (as defined below), beginning on and including the third trading day after the conversion retraction period (as defined below) ends.

          The "daily settlement amount," for each of the 20 trading days during the observation period, shall consist of:

  •
  cash equal to the lesser of (x) $50 (which constitutes the principal portion of a note for such trading day) and (y) the daily conversion value relating to such day; plus

  •
  if such daily conversion value exceeds $50, a number of shares (the "deliverable shares") equal to (A) the difference between such daily conversion value and $50, divided by (B) the daily VWAP of our common stock for such day; provided, however, that in no event will the number of deliverable shares exceed 23.3024 shares of common stock per $1,000 in principal amount of notes, except as a result of the adjustments described below under the caption "—Conversion Rate Adjustments," and the Company will not be required to make any additional cash payment in lieu of delivering shares in excess of that number.

          The "daily conversion value" means, for each of the 20 consecutive trading days during the observation period, 1/20th of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such day. Any such determination will be conclusive absent manifest error.

          The "daily VWAP" for our common stock means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page PCLN <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method.

          We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the deliverable shares issuable upon conversion of such notes. If we elect to pay cash in lieu of delivering the deliverable shares, we will notify you through the trustee of the dollar amount to be satisfied in cash (expressed as a percentage of each deliverable share that will be paid in cash in lieu of our common stock) at any time on or before the date that is three business days following our receipt of your notice of conversion (the "cash settlement notice period"). If we timely elect to pay cash for any portion of the deliverable shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (the "conversion retraction period"). If we do not elect to pay cash in lieu of delivering the deliverable shares, no retraction can be made (and a conversion notice shall be irrevocable). In addition, if we choose to settle all or any portion of the deliverable shares in cash in connection with conversions of a series of notes within 30 days prior to the maturity date for such series, we will send, on or prior to the maturity date, a single notice for all such conversions to the trustee with respect to the residual value shares to be satisfied in cash.

          The amount of cash payable in respect of each deliverable share otherwise issuable upon conversion shall equal the sum of the elected cash values (as defined below) for deliverable shares for each trading day of the applicable observation period. The elected cash value of a deliverable share for a trading day shall be the product of (1) the percentage of each deliverable share otherwise issuable upon conversion which we elect to pay in cash and (2) (A) the difference between the daily conversion value for such trading day and $50, multiplied by (B) the daily VWAP of our common stock for such trading day.

          We will deliver cash in lieu of any fractional shares of common stock issuable in connection with payment of the amounts above based on the last reported sale price of our common stock on the last day of the applicable observation period.

          The indenture requires us to pay the principal portion of the conversion amount of the notes in cash, and we may be required to pay cash for all or a significant portion of the total principal amount of any notes converted after the occurrence of certain of the events referred to above. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See "Risk Factors — Risks Related to this Offering."

  Conversion Rate Adjustments

          The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of notes are permitted to participate on an as-converted basis without having to convert their notes.

  Adjustment Events.

          (1)     If we issue shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR'	= CR0 ×	OS' OS0

            where,

            CR0 = the conversion rate in effect immediately prior to the "ex-date" for such event;

            CR' = the conversion rate in effect immediately after the "ex-date" for such event;

            OS0 = the number of shares of our common stock outstanding immediately prior to the "ex-date" for such event; and

            OS' = the number of shares of our common stock outstanding immediately after the "ex-date" for such event.

          (2)     If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR'	= CR0 ×	OS0 + X OS0 + Y

            where,

            CR0 = the conversion rate in effect immediately prior to the "ex-date" for such event;

            CR' = the conversion rate in effect immediately after the "ex-date" for such event;

            OS0 = the number of shares of our common stock outstanding immediately prior to the "ex-date" for such event;

            X = the total number of shares of our common stock issuable pursuant to such rights; and

            Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, warrants or convertible securities divided by the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the "ex-date" relating to such distribution for the issuance of such rights or warrants.

          (3)     If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

  •
  dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

  •
  dividends or distributions paid exclusively in cash; and

  •
  as described below in this paragraph (3) with respect to spin-offs;

          then the conversion rate will be adjusted based on the following formula:

CR'	= CR0 ×	SP0 SP0 - FMV

            where,

            CR0 = the conversion rate in effect immediately prior to the "ex-date" for such distribution;

            CR' = the conversion rate in effect immediately after the "ex-date" for such distribution;

            SP0 = the average of the last reported sale prices of our common stock over the ten consecutive trading-day period ending on the business day immediately preceding the "ex-date" relating to such distribution; and

            FMV = the fair market value as determined by our board of directors of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the "ex-date" relating to such distribution.

          With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR'	= CR0 ×	FMV0 + MP0 MP0

            Where,

            CR0 = the conversion rate in effect immediately prior to such distribution;

            CR' = the conversion rate in effect immediately after such distribution;

            FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off; and

            MP0 = the average of the last reported sale prices of our common stock over the first ten consecutive trading-day period after the effective date of the spin-off.

          The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the ten trading days following any spin-off, references within this paragraph (3) to ten days shall be deemed replaced with such lesser number of trading days as have elapsed between such spin-off and the conversion date in determining the applicable conversion rate.

          (4)     If we pay any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR'	= CR0 ×	SP0 SP0 - C

            where,

            CR0 = the conversion rate in effect immediately prior to the "ex-date" for such distribution;

            CR' = the conversion rate in effect immediately after the "ex-date" for such distribution;

            SP0 = the last reported sale price of our common stock on the trading day immediately preceding the "ex-date" relating to such distribution; and

            C = the amount in cash per share we distribute to holders of our common stock.

          (5)     If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock (taken together) exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR'	= CR0 ×	AC + (SP' × OS') OS0 × SP'

            where,

            CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

            CR' = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

            AC = the aggregate value of all cash and any other consideration as determined by our board of directors paid or payable for shares purchased in such tender or exchange offer;

            OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

            OS' = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

            SP' = the average of the last reported sale prices of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

          If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

          As used in this section, "ex-date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

          Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

          Events that Will not Result in Adjustments.    The applicable conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any current or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  for a change in the par value of our common stock; or

  •
  for accrued and unpaid interest.

          Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% within one year of the first such adjustment carried forward, upon a designated event, fundamental change or upon maturity. Except as described in this section or in "— Adjustment to Shares Delivered upon Conversion upon Fundamental Change" below, we will not adjust the conversion rate.

          Treatment of Reference Property.    In the event of:

  •
  any reclassification of our common stock; or

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property, or the "reference property," for their shares of common stock, holders will be entitled thereafter to convert their notes into the same type and amount of consideration that holders would have been entitled to receive if holders had held a number of shares of our common stock equal to the conversion rate then in effect immediately prior to these events; provided, however, that upon conversion holders will continue to receive cash in satisfaction of all or a portion of the conversion consideration as described under "— Payment upon Conversion," with the conversion value calculated based on the consideration received in such transaction.

          For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In addition, if the transaction constitutes a fundamental change and holders convert their notes in connection with the transaction, we will, under certain circumstances, increase the conversion rate, as described below under "— Adjustment to Shares Delivered upon Conversion upon Fundamental Change."

          Treatment of Rights.    To the extent that we have a rights plan in effect at the time of conversion of notes into common stock, holders will receive, in addition to any common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under "— Adjustment Events" above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

          Voluntary Increases of Conversion Rate.    We are permitted, to the extent permitted by law, to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

          Tax Effect.    A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see "Material United States Federal Income Tax Considerations."

  Adjustment to Shares Delivered upon Conversion upon Fundamental Change

          If holders elect to convert their notes at any time on or after the 30th scheduled trading day prior to the anticipated effective date of a "fundamental change" (as defined below), until the related designated event repurchase date, the conversion rate will be increased by an additional number of shares of common stock, or the "additional shares," as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on the Nasdaq Global Market or another established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible into such shares of such capital stock. We will notify holders of the occurrence of any such fundamental change and issue a press release no later than 30 scheduled trading days prior to the anticipated effective date of such transaction. We will settle conversions of notes as described below under "— Settlement of Conversions in a Fundamental Change."

          The number of additional shares by which the conversion rate will be increased in the event of a fundamental change will be determined by reference to the tables below, based on the date on which the fundamental change occurs or becomes effective, the "effective date," and the price, the

"stock price," paid per share of our common stock in the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five-trading-day period ending on the trading day preceding the effective date of the fundamental change.

          The stock prices set forth in the first row of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments."

  2011 Notes

          The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 in principal amount of 2011 notes:

	Stock Price
Effective Date	$33.65	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$100.00
September 27, 2006	4.95	4.49	3.20	2.33	1.73	1.30	0.99	0.75	0.59	0.45	0.13
September 30, 2007	4.95	4.66	3.25	2.31	1.68	1.23	0.91	0.68	0.51	0.39	0.09
September 30, 2008	4.95	4.70	3.19	2.19	1.53	1.08	0.77	0.56	0.40	0.29	0.05
September 30, 2009	4.95	4.67	2.98	1.93	1.26	0.83	0.56	0.37	0.25	0.17	0.02
September 30, 2010	4.95	4.41	2.50	1.40	0.78	0.43	0.24	0.13	0.07	0.04	0.00
September 30, 2011	4.95	3.81	0.24	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

          The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $100.00 per share, subject to adjustment, no additional shares will be issued upon conversion.

  •
  If the stock price is less than $33.65 per share, subject to adjustment, no additional shares will be issued upon conversion.

  2013 Notes

          The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 in principal amount of 2013 notes:

	Stock Price
Effective Date
	$33.65	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$100.00
September 27, 2006	4.95	4.57	3.40	2.59	2.02	1.60	1.27	1.03	0.83	0.69	0.27
September 30, 2007	4.95	4.72	3.47	2.61	2.01	1.57	1.24	0.99	0.80	0.65	0.24
September 30, 2008	4.95	4.83	3.49	2.59	1.96	1.50	1.17	0.91	0.73	0.58	0.21
September 30, 2009	4.95	4.90	3.47	2.51	1.85	1.39	1.06	0.81	0.63	0.49	0.15
September 30, 2010	4.95	4.90	3.37	2.35	1.67	1.21	0.89	0.66	0.50	0.37	0.10
September 30, 2011	4.95	4.83	3.12	2.06	1.37	0.93	0.65	0.45	0.32	0.23	0.05
September 30, 2012	4.95	4.51	2.59	1.48	0.85	0.49	0.29	0.18	0.11	0.07	0.01
September 30, 2013	4.95	3.81	0.24	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

          The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the stock price is greater than $100.00 per share, subject to adjustment, no additional shares will be issued upon conversion.

  •
  If the stock price is less than $33.65 per share, subject to adjustment, no additional shares will be issued upon conversion.

          Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 29.7177 per $1,000 in principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under "— Conversion Rate Adjustments."

          In addition, if holders convert their notes prior to the effective date of any fundamental change, and the fundamental change does not occur, holders will not be entitled to an increased conversion rate in connection with such conversion.

          Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

  Settlement of Conversions in a Fundamental Change

          As described above under "— Conversion Rate Adjustments — Treatment of Reference Property," upon effectiveness of any fundamental change, the notes will be convertible into reference property or cash and reference property as applicable. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, notes surrendered for conversion will be settled as follows:

  •
  If the last day of the applicable observation period related to notes surrendered for conversion is prior to the third trading day preceding the effective date of the fundamental change, we will settle such conversion as described above under "— Payment upon Conversion" by delivering the amount of cash and shares of our common stock, if any, based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above, on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related observation period and based upon the related daily VWAP prices during such observation period. If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering reference property based on such increased number of shares.

  •
  If the last day of the applicable observation period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described above under "— Payment upon Conversion" based on the conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) third trading day immediately following the last day of the applicable observation period.

Designated Event Permits Holders to Require Us to Repurchase Notes

          If a "designated event" (as defined below) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date, the "designated event repurchase date," of our choosing that is not less than 20 nor more than 35 days after the date of our notice of the designated event. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to but excluding the designated event repurchase date unless the designated event repurchase date is between a regular record date and the interest payment date to which it relates. Any notes repurchased by us will be paid for in cash.

          A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

          A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

            (1)     any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

            (2)     we merge or consolidate with or into any other person, other than a subsidiary, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•
that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•
pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•
which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

          However, notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clauses (1) or (2) above, and we will not be required to deliver the designated event repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) above consists of shares of capital stock traded on the New York Stock Exchange or another U.S. national securities exchange or quoted on the Nasdaq Global Market or another established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger, consolidation, conveyance, sale, transfer or lease) and, as a result of the merger, consolidation, conveyance, sale, transfer or lease, the notes become convertible into such shares of such capital stock.

          For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

          A "termination of trading" will be deemed to have occurred if our common stock is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq Global Market at a time when the Nasdaq Global Market is not a U.S. national securities exchange.

          On or before the 10th day after the occurrence of a designated event, we will provide to all holders of notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting repurchase right. Such notice shall state, among other things:

  •
  the events causing a designated event and whether such designated event also constitutes a fundamental change;

  •
  the date of the designated event;

  •
  the last date on which a holder may exercise the repurchase right;

  •
  the designated event repurchase price or the fundamental change repurchase price, if applicable;

  •
  the designated event repurchase date;

  •
  the name and address of the paying agent and the conversion agent, if applicable;

  •
  the applicable conversion rate and any adjustments to the applicable conversion rate;

  •
  that notes with respect to which a designated event change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the designated event repurchase notice in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to repurchase their notes.

          Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.

          To exercise the repurchase right, holders must deliver, on or before the designated event repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled "Form of Designated Event Repurchase Notice" on the reverse side of the notes duly completed, to the paying agent. The repurchase notice must state:

  •
  if certificated, the certificate numbers of notes to be delivered for repurchase;

  •
  the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

          A holder may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the designated event repurchase date. The notice of withdrawal shall state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

          We will be required to repurchase the notes on the designated event repurchase date. A holder will receive payment of the designated event repurchase price promptly following the later of the designated event repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the designated event repurchase price of the notes on the business day following the designated event repurchase date, then:

  •
  the notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

  •
  all other rights of the holder will terminate other than the right to receive the designated event repurchase price or fundamental change repurchase price, as the case may be, and previously accrued and unpaid interest upon delivery or transfer of the notes.

          The repurchase rights of the holders could discourage a potential acquirer of us. The designated event repurchase price and fundamental change repurchase features, however, are not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

          If a designated event were to occur, we may not have the financial resources or be able to arrange for financing to pay such principal amount in connection with the tender of notes for repurchase. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. See "Risk Factors — Risks Related to this Offering — We may be unable to repay or repurchase the notes." If we fail to repurchase the notes when required following a designated event, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

          The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not the Company, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity, if not the Company, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

          Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a designated event (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

          An "Event of Default" will be defined in the indenture as:

  (1)
  default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

  (2)
  default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

  (3)
  failure by us to comply with our obligation to convert the notes into cash or a combination of cash and common stock, as applicable, upon exercise of a holder's conversion right;

  (4)
  failure by us to comply with our obligations under "— Consolidation, Merger and Sale of Assets;"

  (5)
  failure by us to issue a designated event notice when due;

  (6)
  failure by us for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

  (7)
  default by us or any majority owned subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $30 million in the aggregate of the Company and/or any subsidiary, whether such debt now exists or shall hereafter be created, which default results in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 30 days after written notice of such acceleration has been received by us or such subsidiary; or

  (8)
  certain events of bankruptcy, insolvency, or reorganization of the Company or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the "bankruptcy provisions").

          If an Event of Default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. However, upon an Event of Default arising out of the bankruptcy provisions, the aggregate principal amount and accrued and unpaid interest will be due and payable immediately.

          The holders of a majority in principal amount of the outstanding notes may waive all past defaults except with respect to nonpayment of principal or interest and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

          Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

          Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

          The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Optional Redemption by the Company

          The notes may not be redeemed prior to maturity.

Modification and Amendment

          Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  (1)
  reduce the amount of notes whose holders must consent to an amendment;

  (2)
  reduce the rate, or extend the stated time for payment, of interest on any note;

  (3)
  reduce the principal, or extend the stated maturity, of any note;

  (4)
  make any change that adversely affects the conversion rights of any notes;

  (5)
  reduce the designated event repurchase price or fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (6)
  change the place or currency of payment of principal or interest in respect of any note;

  (7)
  impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's notes; or

  (8)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

          Without the consent of any holder, we and the trustee may amend the indenture to:

  (1)
  cure any ambiguity, omission, defect or inconsistency;

  (2)
  provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

  (4)
  add guarantees with respect to the notes;

  (5)
  secure the notes;

  (6)
  add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

  (7)
  make any change that does not adversely affect the rights of any holder in any material respect; or

  (8)
  comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

          The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

          We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

          Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

          The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same is required to be filed with the SEC.

          We agree that, if at any time that we are not required to file with the SEC annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K respectively, we will furnish to the holders of the notes or any shares of our common stock issued upon conversion thereof which continue to be "restricted securities" (as defined in the indenture) and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Global Notes, Book-Entry Form

          Notes are evidenced by one or more global notes. We have deposited the global notes with DTC and registered the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

          Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

          Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

          We will pay interest on the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or designated event repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

          We have been informed that DTC's practice is to credit participants' accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

          Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

          Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

          DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

          DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in certificated form in exchange for such interest if an event of default has occurred and is continuing.

Information Concerning the Trustee

          We have appointed American Stock Transfer & Trust Company as the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

Governing Law

          The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of priceline.com consists of 1,000,000,000 shares of common stock, par value $0.008 per share, and 80,000 shares of preferred stock, par value $0.01 per share, of priceline.com. As of November 22, 2006, we had 36,536,069 shares of common stock outstanding and 13,470 shares of preferred stock, as described below. Outstanding common stock does not include (i) approximately 3.0 million shares reserved for issuance upon exercise of options outstanding as of November 22, 2006, under our stock option plans, at a weighted average exercise price of $59.37 per share, (ii) approximately 4.5 million shares available for grant under stock option plans, assuming maximum issuance of performance shares, (iii) approximately 0.8 million shares reserved for issuance upon exercise of our outstanding warrants, at a weighted average exercise price of $17.81 per share and (iv) approximately 14.3 million shares representing the maximum number of shares potentially issuable upon conversion of our outstanding convertible notes.

          The following summary of certain provisions of Delaware law and certain terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Delaware law, our amended and restated certificate of incorporation, as amended, our bylaws and any other applicable law.

Common Stock

          Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in priceline.com's certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon conversion of the notes will be, fully paid and nonassessable.

Preferred Stock

          Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, the number of shares constituting any series and the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of common stock.

          In February 2001, our board of directors authorized an amendment to our certificate of incorporation to allow priceline.com to issue a new series of preferred stock designated as Series B Redeemable Preferred Stock, or the Series B Preferred Stock. The total number of shares of Series B Preferred Stock that priceline.com is authorized to issue is 80,000 shares, par value $.01 per share.

          The Series B Preferred Stock has special preferences. Specifically, the Series B Preferred Stock has a liquidation preference of $1,000 per share plus an amount equal to any dividends accrued or accumulated but not paid. The Series B Preferred Stock accrues dividends payable in 40,240 shares of our common stock semi-annually. Dividends on the Series B Preferred Stock are payable semiannually on February 6 and August 6 of each year starting August 6, 2001.

          The Series B Preferred Stock may be redeemed at the option of priceline.com or the holder, in whole but not in part, at any time upon a change in control of priceline.com at $1,000 per share in cash, plus accrued but unpaid dividends and dividends that would have accrued through February 6, 2007. The Series B Preferred Stock is subject to mandatory redemption on February 6, 2007. The Series B Preferred Stock is not convertible into shares of our common stock or any other security of priceline.com. Holders of the Series B Preferred Stock are not entitled to vote on any matter, except in certain limited circumstances and as specifically required under Delaware law. Holders of Series B Preferred Stock are entitled to specified cash payments in the event of certain business combination transactions involving priceline.com.

Registration Rights

          Certain holders of shares of our common stock are entitled to certain registration rights. These rights are provided under the terms of registration rights agreements between priceline.com and the holders of the registrable securities. These agreements provide demand registration rights to the holders of substantially all of the registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreements, subject to certain limitations, to require priceline.com to include their registrable securities in future registration statements the company files. Registration of shares of common stock pursuant to the rights granted in these agreements and the sale of such shares pursuant to the applicable registration statement will result in such shares becoming freely tradable without restriction under the Securities Act. All registration expenses incurred in connection with the above registrations will be borne by priceline.com.

Transfer Agent and Registrar

          The Transfer Agent and Registrar for the common stock is Mellon Investor Services LLC.

Listing

          The common stock is traded on the Nasdaq Global Market under the trading symbol "PCLN."

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

          Our certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our stockholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a stockholder vote.

          We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's outstanding voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging or preventing attempts that might result in a premium over the market price of the shares of common stock held by stockholders.

          Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

PURCHASE OF CONVERTIBLE NOTE HEDGE

          We have entered into privately-negotiated convertible note hedge transactions with respect to our common stock with one or more of the initial purchasers or their affiliates (the "counterparties"). The convertible note hedge transactions covers, subject to customary anti-dilution adjustments, approximately 8.5 million shares of our common stock. The convertible note hedge transactions expire and may be exercised at or around the maturity dates of the notes.

          The convertible note hedge transactions are separate transactions, entered into by us with each counterparty, are not part of the terms of the notes and will not affect the holders' rights under the notes. Holders do not have any rights with respect to the convertible note hedge transactions.

          The convertible note hedge transactions are expected to reduce the potential dilution to our common stock upon any conversion of the notes to the extent that the market value per share of our common stock, as measured under the convertible note hedge transactions, at the time of exercise is greater than the lower strike price of the convertible note hedge transactions, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments. If, however, the market value per share of our common stock exceeds a higher strike price specified in the convertible note hedge transactions, the value of the shares we will receive under the convertible note hedge transactions is limited to the difference between the higher strike price and the lower strike price.

          For a discussion of hedging arrangements that may be entered into in connection with these convertible note hedge transactions, see "Risk Factors—The convertible note hedge may affect the value of the notes and our common stock."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

          This section describes certain material United States federal income tax consequences to a United States holder (as defined below) of acquiring, owning and disposing of the notes we are offering and the common stock acquired upon the conversion of a note. It applies only to holders that, in the case of the notes, acquire notes in the offering at the offering price and, in the case of common stock, acquire common stock by converting or exchanging the notes. Further, it applies only to United States holders that hold their notes or the common stock as capital assets for tax purposes and that are not a member of a special class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

  •
  a bank or financial institution,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

  •
  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

          A United States holder that purchases notes at a price other than the offering price may also be subject to the amortizable bond premium or market discount rules. Holders should consult their respective tax advisor regarding this possibility.

          This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

          A United States holder is a beneficial owner of a note or of common stock acquired upon the conversion of the note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of source or who is otherwise subject to United States federal income tax on a net income basis in respect of the notes, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

          If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding the notes or shares of common stock should consult their tax advisors.

          We intend to take the position, and the following discussion assumes, that the likelihood that we would have paid additional interest for failing to register the notes was remote and that the notes should therefore not be treated as "contingent debt instruments" for United States federal income tax purposes.

Prospective investors should consult their own tax advisor concerning the consequences of acquiring, owning and disposing of these notes or common stock acquired upon the conversion of a note in their particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

  Payments of Interest

          It is anticipated, and this discussion assumes, that the notes will be issued for an amount equal to the principal amount. In such case, a United States holder should be taxed on interest on its note as ordinary income at the time the holder receives the interest or when it accrues, depending on the holder's method of accounting for tax purposes.

  Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

          Upon the sale, exchange (other than a conversion or other non-taxable exchange), redemption (including the repurchase of a note for cash pursuant to the exercise of a repurchase right in the event of a designated event) or other taxable disposition of the notes, a United States holder generally will recognize capital gain or loss equal to the sum of the amount of cash proceeds and the fair market value of any property received on such disposition, minus such holder's adjusted tax basis in the note. Any amounts attributable to accrued interest, however, will be taxed as interest income (as discussed above under "— Payments of Interest") to the extent the holder has not previously included such amounts in the holder's taxable income. A United States holder's adjusted tax basis in a note generally will equal the holder's cost in acquiring the note to such holder increased by the amount of any accrued but unpaid interest previously included in the holder's taxable income. Capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the note is more than one year at the time of such disposition. Capital gain on assets having a holding period of one year or less at the time of their disposition is taxed as short-term capital gain. Long-term capital gains recognized by non-corporate United States holders before January 1, 2011 are taxed at a maximum rate of 15%. Short-term capital gains recognized by non-corporate United States holders, and all capital gains recognized by corporate United States holders, are taxable at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

  Conversion of the Notes

          If a United States holder receives solely cash in exchange for notes upon conversion, the United States holder's gain or loss will be determined in the same manner as if the United States holder disposed of the notes in a taxable disposition (as described above under "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes"). The tax treatment of a conversion of a note into cash and common stock is uncertain, and United States holders should consult their tax advisors regarding the consequences of such a conversion.

          Treatment as a Recapitalization.    If a combination of cash and stock is received by a United States holder upon conversion of notes, we intend to take the position that the notes are securities for United States federal income tax purposes and that the conversion would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a United States holder's tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a United States holder would receive in respect of the fractional share and the portion of the United States holder's tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

          The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A United States holder's holding period for shares of common stock would include the period during which the United States holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.

          Alternative Treatment as Part Conversion and Part Redemption.    If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under "—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes" above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a United States holder except to the extent of any common stock received with respect to accrued interest. In that case, the United States holder's tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes.

  Dividends

          Distributions, if any, paid on the common stock after a conversion generally will be treated as dividends to the extent of our current or accumulated earnings and profits. Dividends paid to a non-corporate United States holder before January 1, 2011 that constitute qualified dividend income will be taxable at a maximum tax rate of 15% provided that the holder holds the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends we pay with respect to the common stock will generally be qualified dividend income. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder's basis in the common stock and thereafter as capital gain.

          United States holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive distribution of stock. However, certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of any such distribution will generally be treated as a distribution to a stockholder with the tax consequences specified in the preceding paragraph. Accordingly, United States holders of our notes could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though they did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the notes to provide for such an adjustment may result in a deemed distribution to the holders of common stock. It is not clear whether a constructive distribution would be eligible for the preferential rates of United States federal income tax applicable in respect of qualifying dividend income. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive distributions.

  Possible Effect of the Change in Conversion Consideration

          In certain situations, we may provide for the conversion of the notes into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

  Sale of Common Stock

          Upon the sale or exchange of common stock, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the United States holder's holding period in the common stock is more than one year at the time of the sale or exchange. Long-term capital gains recognized by non-corporate taxpayers before January 1, 2011 are taxed at a rate of 15%. The deductibility of capital losses is subject to certain limitations.

  Backup Withholding and Information Reporting

          Information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to noncorporate United States holders in respect of:

  •
  payments of principal and interest on a note or dividends on common stock within the United States, including payments made by wire transfer from outside the United States to an account the holder maintains in the United States, and

  •
  the payment of the proceeds from the sale of a note or common stock effected at a United States office of a broker.

          Additionally, backup withholding will apply to such payments to a noncorporate United States holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on the holder's United States federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

          THE PRECEDING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE UNITED STATES ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

          The notes were originally issued by us to the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, and were immediately resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes and common stock into which the notes are convertible.

          The table below sets forth the name of each selling securityholder, the aggregate principal amount of notes beneficially owned by each selling securityholder that may be offered under this prospectus and the number of shares of common stock into which such notes are convertible. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to December 20, 2006. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) under the Exchange Act, using 36,536,069 shares of common stock outstanding as of November 22, 2006 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but assuming no conversion of any other holder's notes and not including shares of common stock that may be issued by us upon repurchase of notes by us at the option of the holder). The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. If all of the notes or common stock convertible upon conversion of the notes are sold, the selling securityholders will no longer hold any notes, and none of the selling securityholders would beneficially own in excess of 1% of our outstanding common stock (such percentage calculated as described above). In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Transferees who acquire notes in such transactions prior to the effective date of this registration statement of which this prospectus forms a part may not use this prospectus for resales of the notes unless information regarding such transferees is set forth in a post-effective amendment to this prospectus. None of the selling securityholders who are affiliates of broker-dealers purchased the notes outside the ordinary course of business or, at the time of the purchase of the securities, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

          Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

Name	Aggregate Principal Amount of 2011 Notes Beneficially Owned and Offered	Percentage of 2011 Notes Outstanding	Number of Shares of Common Stock Offered(1)
Acuity Master Fund Ltd.(2)	$4,270,000	2.48%	105,745
American Beacon Funds(3)	$160,000	*	3,962
Aristeia International Limited(4)	$11,073,000	6.42%	274,219	(5)
Aristeia Partners LLP(6)	$1,827,000	1.06%	45,245
Arkansas Pers(7)	$555,000	*	13,744
Astrazeneca Holdings Pension(7)	$70,000	*	1,733
Aventis Pension Master Trust(3)	$145,000	*	3,590
Basso Fund Ltd.(8)	$40,000	*	990
Basso Holdings Ltd.(9)	$740,000	*	18,325
Basso Multi-Strategy Holding Fund Ltd.(10)	$160,000	*	3,962
Boilermakers Blacksmith Pension Trust(7)	$740,000	*	18,325
Boilermakers-Blacksmith Pension Trust(3)	$1,045,000	*	25,879
Canadian Imperial Holdings Inc.(11)	$12,500,000	7.25%	309,558
CEMEX Pension Plan(3)	$94,000	*	2,327
CNH CA Master Account L.P.(12)	$2,000,000	1.16%	49,529
Columbia Convertible Securities Fund(13)	$990,000	*	24,517
Convertible Securities Fund(13)	$10,000	*	247
Cowen & Company, LLC(14)	$380,000	*	9,410
DBAG London(15)	$12,720,000	7.37%	315,006	(16)
Delta Airlines Master Trust (Froley)(7)	$130,000	*	3,219
Delta Airlines Master Trust (Calamos)(3)	$290,000	*	7,181
Delta Pilots Disability and Survivorship Trust(3)	$180,000	*	4,457
Deutsche Bank Securities Inc.(17)	$2,000,000	1.16%	49,529
Dorinco Reinsurance Company(3)	$360,000	*	8,915
Five Sticks, L.P.(18)	$60,000	*	1,485
Fore Convertible Master Fund, Ltd.(19)	$21,804,000	12.64%	539,969	(20)
Fore Erisa Fund, Ltd.(19)	$2,369,000	1.37%	58,667
Fore Multi Strategy Master Fund, Ltd.(19)	$4,402,000	2.55%	109,014
FPL Group Employees Pension Plan(7)	$220,000	*	5,448
Froley Revy Alternative Strategies(7)	$560,000	*	13,868
ICI American Holdings Trust(7)	$125,000	*	3,095
Inflective Convertible Opportunity Fund I Limited(21)	$1,000,000	*	24,764
Inflective Convertible Opportunity Fund I, LP(21)	$550,000	*	13,620
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund(22)	$320,000	*	7,924
Institutional Benchmarks Series—Ivan Segregated Acct.(21)	$500,000	*	12,382
Knoxville Utilities Board Retirement System(3)	$65,000	*	1,609
Lyxor Quest Fund, Ltd.(23)	$2,000,000	1.16%	49,529
Lyxor/Acuity Fund, Ltd (24)	$5,230,000	3.03%	129,519
Lyxor/Inflective Convertible Opportunity Fund(21)	$600,000	*	129,519
MacKay Shields LLC(25)	$3,000,000	1.74%	74,294

Macomb County Employees' Retirement System(3)	$140,000	*
Man Mac 1, Ltd. (19)	$3,675,000	2.13%	91,010
North Dakota State Investment Board(3)	$325,000	*	8,048
Nuveen Preferred & Convertible Fund JQC(7)	$2,380,000	1.38%	58,939
Nuveen Preferred & Convertible Income Fund JPC(7)	$1,680,000	*	41,604
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund(26)	$400,000	*	9,905
Polygon Global Opportunities Master Fund(27)	$10,000,000	5.80%	247,647
Port Authority of Allegheny County Consolidated Trust Fund(3)	$26,000	*	643
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union(3)	$300,000	*	7,429
Prisma Foundation(3)	$70,000	*	1,733
Prudential Insurance Co. of America(7)	$30,000	*	742
Quattro Fund Ltd.(28)	$3,000,000	1.74%	74,294
Quattro Multistrategy Masterfund LP(28)	$280,000	*	6,934
Quest Global Convertible Master Fund, Ltd.(23)	$100,000	*	2,476
Satellite Convertible Arbitrage Master Fund LLC(29)	$5,000,000	2.90%	123,823
SPT(3)	$600,000	*	14,858
State of Oregon Equity(7)	$1,585,000	*	39,252
Syngenta AG(7)	$45,000	*	1,114
The Cockrell Foundation(3)	$35,000	*	866
The Dow Chemical Company Employees' Retirement Plan(3)	$830,000	*	20,554
Union Carbide Retirement Account(3)	$425,000	*	10,524
Univar USA Inc. Retirement Plan(3)	$270,000	*	6,686
Vicis Capital Master Fund(30)	$4,000,000	2.31%	99,058
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders(31)(32)	42,020,000	24.36%	1,040,612
Total	$172,500,000	100.00%	4,271,910

*
Less than one percent.

(1)
Assumes conversion of all of the holders' notes at a conversion rate of 24.7647 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of the Notes—Conversion of Notes."

(2)
David J. Harris and Howard Needle have voting and investment power.

(3)
Calamos Advisors LLC has voting and investment power.

(4)
Aristeia Advisors LLC is the investment manager for Aristeia International Limited. Aristeia Advisors LLC is jointly owned by Kevin Tuner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(5)
In addition to the shares of common stock issuable upon conversion of the 2011 Notes, Aristeia International Limited also holds 2013 Notes convertible into 329,494 shares of our common stock, representing a total of 1.65% of our outstanding common stock.

(6)
Aristeia Advisors LLC is the general partner of Aristeia Partners LLP. Aristeia Advisors LLC is jointly owned by Kevin Tuner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(7)
Ann Houlihen of Froley, Revy Investment Company Inc. has voting and investment power.

(8)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Fund Ltd. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(9)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Holdings Ltd. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(10)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(11)
Canadian Imperial Holdings Inc. is an affiliate of CIBC World Markets Corp., a broker-dealer.

(12)
CNH Partners, LLC is Investment Advisor of CNH CA Master Account L.P. and has sole voting and dispositive power. Robert Krail, Mark Mitchell and Todd Pulvino are the Investment Principals of CNH Partners, LLC.

(13)
Yanfang (Emma) Yan has voting and investment power.

(14)
Cowen & Company, LLC is a broker-dealer. Cowen & Company, LLC is controlled by Cowen Group, Inc., a publicly held company.

(15)
Patrick Corrigan has voting and investment power.

(16)
In addition to the shares of common stock issuable upon conversion of the 2011 Notes, DBAG London also holds 2013 Notes convertible into 193,907 shares of our common stock, representing a total of 1.39% of our outstanding common stock.

(17)
Deutsche Bank Securities Inc. is a broker-dealer. Thomas Sullivan has voting and investment power.

(18)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Five Sticks, L.P. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(19)
Hareesh Paranjape has voting and investment power.

(20)
In addition to the shares of common stock issuable upon conversion of the 2011 Notes, Fore Convertible Master Fund, Ltd. also holds 2013 Notes convertible into 335,066 shares of our common stock, representing a total of 2.39% of our outstanding common stock.

(21)
Inflective Asset Management has sole voting and investment power. Tom Ray is the CIO of Inflective Asset Management.

(22)
Gary Crovoder has voting and investment power.

(23)
Quest Investment Mgmt, LLC has voting and investment power.

(24)
Lyxor AM is Sub Manager for Lyxor/Acuity Fund, Ltd. and is a wholly-owned subsidiary of Societe Generale, which is an affiliate of Fimat USA LLC, a broker-dealer.

(25)
MacKay Shields LLC is an indirect wholly-owned subsidiary of New York Life Insurance Company.

(26)
Mark Rowe, Felix Haldner, Michael Fitchet and Denis O'Malley have voting and investment power.

(27)
Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander B. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund.

(28)
Andrew Kaplan, Brian Swan and Louis Napoli have voting and investment power.

(29)
The discretionary investment manager of Satellite Convertible Arbitrage Master Fund LLC is Satellite Asset Management, L.P. ("SAM"). The controlling entity of SAM is Satellite Fund Management, LLC ("SFM"). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin.

(30)
Vicis Capital LLC is the investment manager of Vicis Capital Aster Fund. John Succo, Sly Lucas and Shad Statney control Vicis Capital LLC.

(31)
Information about other selling securityholders will be set forth in post-effective amendments, in the case of transferees who acquired their notes prior to the date hereof, or prospectus supplements, in the case of transferees who acquired the notes from any selling securityholder named herein after the date hereof, in both cases if and to the extent such information is received by us and is required to be disclosed under the applicable rules and regulations of the SEC.

(32)
Assumes that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

Name	Aggregate Principal Amount of 2013 Notes Beneficially Owned and Offered	Percentage of 2013 Notes Outstanding	Number of Shares of Common Stock Offered(1)
Aristeia International Limited(2)	$13,305,000	7.71%	329,494	(3)
Aristeia Partners LLP(4)	$2,195,000	1.27%	54,358
Basso Fund Ltd.(5)	$60,000	*	1,485
Basso Holdings Ltd.(6)	$1,110,000	*	27,488
Basso Multi-Strategy Holding Fund Ltd.(7)	$240,000	*	5,943
Calamos Convertible Fund — Calamos Investment Trust(8)	$7,500,000	4.35%	185,735
Calamos Growth & Income Fund — Calamos Investment Trust(8)	$9,945,000	5.77%	246,284
Calamos Growth & Income Portfolio — Calamos Advisors Trust(8)	$55,000	*	1,362
CBARB, a segregated account of Geode Capital Master Fund Ltd., an open ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda(9)	$3,750,000	2.17%	92,867
Citadel Equity Fund, Ltd.(10)	$30,500,000	17.68%	755,323	(11)
CNH CA Master Account L.P.(12)	$3,000,000	1.74%	74,294
D.E. Shaw Valence Portfolios, L.L.C.(13)	$12,500,000	7.25%	309,558
DBAG London(14)	$7,830,000	4.54%	193,907	(15)
FGO Master Fund, Ltd.(16)	$2,500,000	1.45%	61,911
Five Sticks, L.P.(17)	$90,000	*	2,228
Fore Convertible Master Fund, Ltd.(16)	$13,530,000	7.84%	335,066	(18)
Fore Erisa Fund, Ltd.(16)	$1,470,000	*	36,404
Fore Multi Strategy Master Fund, Ltd.(16)	$2,720,000	1.58%	67,359
Grace Convertible Arbitrage Fund, Ltd.(19)	$6,000,000	3.48%	148,588
Inflective Convertible Opportunity Fund I Limited(20)	$2,400,000	1.39%	59,435
Inflective Convertible Opportunity Fund I, LP(20)	$1,200,000	*	29,717
Institutional Benchmarks Series — Ivan Segregated Acct.(20)	$800,000	*	19,811
KBC Financial Products USA Inc.(21)	$1,250,000	*	30,955
Lyxor/Inflective Convertible Opportunity Fund(20)	$1,400,000	*	34,670
Man Mac 1, Ltd. (16)	$2,280,000	1.32%	56,463
Polygon Global Opportunities Master Fund(22)	$3,000,000	1.74%	74,294
Vicis Capital Master Fund(23)	$6,000,000	3.48%	148,588
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders(24)(25)	$35,870,000	20.79%	888,309
Total	$172,500,000	100.00%	4,271,910

*
Less than one percent.

(1)
Assumes conversion of all of the holders' notes at a conversion rate of 24.7647 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes—Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of the Notes—Conversion of Notes."

(2)
Aristeia Advisors LLC is the investment manager for Aristeia International Limited. Aristeia Advisors LLC is jointly owned by Kevin Tuner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(3)
In addition to the shares of common stock issuable upon conversion of the 2013 Notes, Aristeia International Limited also holds 2011 Notes convertible into 274,219 shares of our common stock, representing a total of 1.65% of our outstanding common stock.

(4)
Aristeia Advisors LLC is the general partner of Aristeia Partners LLP. Aristeia Advisors LLC is jointly owned by Kevin Turner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.

(5)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Fund Ltd. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(6)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Holdings Ltd. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(7)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(8)
Calamos Advisors LLC has voting and investment power.

(9)
Phil Dumas has voting and investment power.

(10)
Citadel Limited Partnership ("CLP") is the trading manager of Citadel Equity Fund, Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund, Ltd. Citadel Investment Group, L.L.C. ("CIG") Controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd.

(11)
Represents 2.07% of our outstanding common stock.

(12)
CNH Partners, LLC is Investment Advisor of CNH CA Master Account L.P. and has sole voting and dispositive power. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(13)
D.E. Shaw Valence Portfolios, L.L.C. is an affiliate of D. E. Shaw Valence, L.L.C. and D.E. Shaw Securities, L.L.C., each of which is a broker-dealer.

(14)
Patrick Corrigan has voting and investment power.

(15)
In addition to the shares of common stock issuable upon conversion of the 2013 Notes, DBAG London also holds 2012 Notes convertible into 315,006 shares of our common stock, representing a total of 1.39% of our outstanding common stock.

(16)
Hareesh Paranjape has voting and investment power.

(17)
Basso Capital Management, L.P. ("Basso") is the Investment Manager to Five Sticks, L.P. ("Basso Fund"). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fisher has voting and investment power.

(18)
In addition to the shares of common stock issuable upon conversion of the 2013 Notes, Fore Convertible Master Fund, Ltd. also holds 2011 Notes convertible into 539,969 shares of our common stock, representing a total of 2.39% of our outstanding common stock.

(19)
Michael Brawn has voting and investment power.

(20)
Inflective Asset Management has sole voting and investment power. Tom Ray is the CIO of Inflective Asset Management.

(21)
The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N. V., a publicly traded entity.

(22)
Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investments Ltd., Alexander B. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund.

(23)
Vicis Capital LLC is the investment manager of Vicis Capital Aster Fund. John Succo, Sly Lucas and Shad Statney control Vicis Capital LLC.

(24)
Information about other selling securityholders will be set forth in post-effective amendments, in the case of transferees who acquired their notes prior to the date hereof, or prospectus supplements, in the case of transferees who acquired the notes from any selling securityholder named herein after the date hereof, in both cases if and to the extent such information is received by us and is required to be disclosed under the applicable rules and regulations of the SEC.

(25)
Assumes that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

          The notes and the common stock into which the notes are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the notes or the common stock by selling securityholders.

          The selling securityholders, including their pledgees or donees, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the notes or the common stock into which the notes are convertible are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

          The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, including the Nasdaq Global Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

          In connection with sales of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the notes and the common stock into which the notes are convertible and deliver the notes or the common stock into which the notes are convertible to close out short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell such securities.

          The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them hereby will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

          In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          The selling securityholders who are broker-dealers are, and the other selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

          In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

          To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

          Priceline.com does not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. No assurance can be given as to the liquidity of the trading market for the notes.

          We entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

VALIDITY OF THE NOTES

          The validity of the notes and the shares of common stock issuable upon conversion of the notes has been passed upon for us by our General Counsel, Peter J. Millones. As of the date of this prospectus, Mr. Millones owns less than one percent of priceline.com's common stock and participates in priceline.com's employee benefit plans. Certain United States federal income taxation matters have been passed upon for us by Sullivan & Cromwell LLP, New York.

EXPERTS

          The financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the securities covered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information, you should refer to the registration statement and its exhibits.

          You may read and copy the registration statement and any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

          The SEC allows us to "incorporate by reference" information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information combined in this prospectus or incorporated by reference into this prospectus.

          We incorporate by reference the documents listed below (other than, in each case, documents or information that is deemed to have been furnished and not filed in accordance with SEC rules):

  •
  our annual report on Form 10-K for the year ended December 31, 2005;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2006;

  •
  our quarterly report on Form 10-Q for the quarter ended June 30, 2006;

  •
  our quarterly report on Form 10-Q for the quarter ended September 30, 2006;

  •
  our proxy statement on Schedule 14A filed with the SEC on April 28, 2006;

  •
  our current report on Form 8-K filed with the SEC on February 8, 2006;

  •
  our current report on Form 8-K filed with the SEC on February 17, 2006;

  •
  our current report on Form 8-K filed with the SEC on March 10, 2006;

  •
  our current report on Form 8-K filed with the SEC on May 4, 2006;

  •
  our current report on Form 8-K filed with the SEC on August 8, 2006;

  •
  our current report on Form 8-K filed with the SEC on September 6, 2006;

  •
  our current report on Form 8-K filed with the SEC on September 7, 2006;

  •
  our current report on Form 8-K filed with the SEC on September 21, 2006;

  •
  our current report on Form 8-K filed with the SEC on September 22, 2006;

  •
  our current report on Form 8-K filed with the SEC on September 27, 2006;

  •
  our current report on Form 8-K filed with the SEC on September 28, 2006;

  •
  our current report on Form 8-K filed with the SEC on October 10, 2006;

  •
  our current report on Form 8-K filed with the SEC on October 12, 2006;

  •
  our current report on Form 8-K filed with the SEC on October 16, 2006;

  •
  our current report on Form 8-K filed with the SEC on October 25, 2006;

  •
  our current report on Form 8-K filed with the SEC on November 9, 2006;

  •
  our current report on Form 8-K filed with the SEC on December 4, 2006;

  •
  our current report on Form 8-K filed with the SEC on December 8, 2006;

  •
  the description of our common stock contained in the registration statement on Form 8-A filed on March 18, 1999 under Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act;

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to effectiveness of this registration statement; and

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering.

          We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to:

  Peter J. Millones, Esq.
  priceline.com Incorporated
  800 Connecticut Avenue
  Norwalk, CT 06854
  (203) 299-8000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses (all of which are estimated) to be incurred by priceline.com in connection with the distribution of $345,000,000 of securities registered under this registration statement.

Amount to be Paid
SEC Registration Fee	$36,915
Legal Fees and Expenses	90,000
Trustee's Fees and Expenses	5,000
Accounting Fees and Expenses	15,000
Printing Fees	10,000
Miscellaneous Fees and Expenses	13,085
Total	$170,000

        None of the expenses listed above will be borne by the selling securityholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

        Article Seventh of the priceline.com Amended and Restated Certificate of Incorporation provides that:

        (1)   priceline.com shall indemnify its directors and officers to the fullest extent permitted by law, provided that any proceeding initiated by any director or officer (other than a proceeding to enforce rights to indemnification) must be authorized or consented to by its Board of Directors;

        (2)   priceline.com may, to the extent authorized from time to time by its Board of Directors, indemnify its other employees and agents to the extent that it indemnifies its officers and directors;

        (3)   the right to indemnification in Article Seventh includes the right to be paid by priceline.com the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition; and

        (4)   the rights conferred in Article Seventh are not exclusive of any other right any person may have or acquire under the Amended and Restated Certificate of Incorporation, the By-Laws of priceline.com, any statute, agreement, vote of stockholders of priceline.com or disinterested directors of priceline.com or otherwise.

        Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. Priceline.com has obtained officers' and directors' liability insurance for the members of its Board of Directors and executive officers for certain losses arising from claims or charges made against them while acting in their capacities as directors and officers of priceline.com.

        In addition, priceline.com has entered into indemnification agreements with certain officers of priceline.com, indemnifying each such person against losses, liabilities and expenses arising out of any claims made against such person by reason of his or her being a director or officer of priceline.com. Among other exclusions, priceline.com shall not indemnify any person with respect to claims involving receipt of a personal benefit to which the recipient is not entitled; the return of profits from the sale of securities as contemplated by Section 16 of the Exchange Act; or knowingly fraudulent, dishonest or willful misconduct.

ITEM 16. LIST OF EXHIBITS

Exhibit No.	Description
4.1(a)	Specimen Certificate for priceline.com's Common Stock.
4.2(b)	Certificate of Designation, Preferences and Rights of Series A Convertible Redeemable PIK Preferred Stock of priceline.com Incorporated.
4.3(c)	Certificate of Designation, Preferences and Rights of Series B Redeemable Preferred Stock of priceline.com Incorporated.
4.4(d)	Registration Rights Agreement, dated as of September 27, 2006, among priceline.com and the initial purchasers named therein.
4.5(e)	Indenture, dated as of September 27, 2006, between priceline.com Incorporated and American Stock Transfer and Trust Company, as Trustee.
4.6	Form of 0.50% Convertible Senior Note due 2011 (included in Exhibit 4.5 and incorporated by reference herein).
4.7	Form of 0.75% Convertible Senior Note due 2013 (included in Exhibit 4.5 and incorporated by reference herein).
5.1	Opinion of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated.
8.1	Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax considerations.
12.1(f)	Statements re Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated (contained in Exhibit 5.1).
24.1	Power of Attorney (included on page II-6).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1938, as amended, of American Stock Transfer & Trust Company, as Trustee under the Indenture.

(a)
Incorporated by reference to Exhibit 4.2 to priceline.com's registration statement on Form S-1 (File No. 333-69657).

(b)
Incorporated by reference to Exhibit 3.2 to priceline.com's registration statement on Form S-3 (File No. 333-109929).

(c)
Incorporated by reference to Exhibit 3.3 to priceline.com's registration statement on Form S-3 (File No. 333-109929).

(d)
Incorporated by reference to Exhibit 10.2 to priceline.com's registration statement on Form 8-K filed with the SEC on September 28, 2006 (File No. 000-25581).

(e)
Incorporated by reference to Exhibit 10.1 to priceline.com's registration statement on Form 8-K filed with the SEC on September 28, 2006 (File No. 000-25581).

(f)
Incorporated by reference to Exhibit 12.1 to priceline.com's Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 000-25581) and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (File No. 000-25581).

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)
Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

        That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on December 21, 2006.

PRICELINE.COM INCORPORATED
By:	/s/ JEFFERY H. BOYD Jeffery H. Boyd President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffery H. Boyd, Robert J. Mylod Jr. and Peter J. Millones, and each of them with power to act alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, any exhibits thereto and other documents in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on December 21, 2006.

Signature	Title

/s/ RALPH M. BAHNA Ralph M. Bahna	Chairman and Director
/s/ JEFFERY H. BOYD Jeffery H. Boyd	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT J. MYLOD, JR. Robert J. Mylod, Jr.	Chief Financial Officer (Principal Financial Officer)
/s/ DANIEL J. FINNEGAN Daniel J. Finnegan	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
/s/ HOWARD W. BARKER, JR. Howard W. Barker, Jr.	Director
/s/ JEFFREY E. EPSTEIN Jeffrey E. Epstein	Director
/s/ JAMES M. GUYETTE James M. Guyette	Director
/s/ NANCY B. PERETSMAN Nancy B. Peretsman	Director
/s/ CRAIG W. RYDIN Craig W. Rydin	Director

INDEX TO EXHIBITS

Exhibit No.		Description
4.1	(a)	Specimen Certificate for priceline.com's Common Stock.
4.2	(b)	Certificate of Designation, Preferences and Rights of Series A Convertible Redeemable PIK Preferred Stock of priceline.com Incorporated.
4.3	(c)	Certificate of Designation, Preferences and Rights of Series B Redeemable Preferred Stock of priceline.com Incorporated.
4.4	(d)	Registration Rights Agreement, dated as of September 27, 2006, among priceline.com and the initial purchasers named therein.
4.5	(e)	Indenture, dated as of September 27, 2006, between priceline.com Incorporated and American Stock Transfer and Trust Company, as Trustee.
4.6		Form of 0.50% Convertible Senior Note due 2011 (included in Exhibit 4.5 and incorporated by reference herein).
4.7		Form of 0.75% Convertible Senior Note due 2013 (included in Exhibit 4.5 and incorporated by reference herein).
5.1		Opinion of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated.
8.1		Opinion of Sullivan & Cromwell LLP as to certain U.S. federal income tax considerations.
12.1	(f)	Statements re Computation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1		Consent of Deloitte & Touche LLP.
23.2		Consent of Peter J. Millones, Executive Vice President, General Counsel and Corporate Secretary of priceline.com Incorporated (contained in Exhibit 5.1).
24.1		Power of Attorney (included on page II-6).
25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1938, as amended, of American Stock Transfer & Trust Company, as Trustee under the Indenture.

(a)
Incorporated by reference to Exhibit 4.2 to priceline.com's registration statement on Form S-1 (File No. 333-69657).

(b)
Incorporated by reference to Exhibit 3.2 to priceline.com's registration statement on Form S-3 (File No. 333-109929).

(c)
Incorporated by reference to Exhibit 3.3 to priceline.com's registration statement on Form S-3 (File No. 333-109929).

(d)
Incorporated by reference to Exhibit 10.2 to priceline.com's registration statement on Form 8-K filed with the SEC on September 28, 2006 (File No. 000-25581).

(e)
Incorporated by reference to Exhibit 10.1 to priceline.com's registration statement on Form 8-K filed with the SEC on September 28, 2006 (File No. 000-25581).

(f)
Incorporated by reference to Exhibit 12.1 to priceline.com's Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 000-25581) and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (File No. 000-25581).

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
SUMMARY
priceline.com Incorporated
Corporate Information
The Notes
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
PURCHASE OF CONVERTIBLE NOTE HEDGE
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE NOTES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS